Exhibit 10

JOINT FILING AGREEMENT
February 17, 2015

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of FIMI IV 2007 Ltd., FIMI ENRG, L.P., FIMI ENRG, Limited Partnership and Mr. Ishay Davidi on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to shares of common stock, par value $0.001 per share, of Ormat Technologies, Inc., and that this Agreement be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

FIMI IV 2007 Ltd. By: /s/ Ishay Davidi Name: Ishay Davidi Title: CEO
FIMI ENRG, Limited Partnership. By: FIMI IV 2007 Ltd., managing general partner By: /s/ Ishay Davidi Name: Ishay Davidi Title: CEO
FIMI ENRG, Limited Partnership By: FIMI IV 2007 Ltd., managing general partner By: /s/ Ishay Davidi Name: Ishay Davidi Title: CEO
Ishay Davidi By: /s/ Ishay Davidi